EXHIBIT 10.18

THIRD AMENDMENT TO SECOND AMENDED

AND RESTATED CREDIT AGREEMENT

This Third Amendment to Second Amended and Restated Credit Agreement (this “Amendment”), dated as of June 29, 2017, is by and between NewBevCo, Inc., a Delaware corporation (“Company”), and Comerica Bank, a Texas banking association (“Bank”).

WITNESSETH:

WHEREAS, Company and Bank entered into that certain Second Amended and Restated Credit Agreement dated as of June 30, 2008 (as amended, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, Company and Bank wish to further amend the Agreement;

NOW, THEREFORE, Company and Bank agree as follows:

1.             The definition of “Termination Date” in Section 1.1 of the Agreement is amended by deleting the date April 30, 2018 where it appears therein and replacing it with the date April 30, 2021.

2.             The definition of “Eurocurrency-based Rate” is amended and restated in its entirety as follows:

“Eurocurrency-based Rate” means a per annum interest rate which is equal to the quotient of the following:

(a)	The LIBOR Rate;

divided by

(b)

1.00 minus the maximum rate (expressed as a decimal) during such Interest Period at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

3.             The following definitions are added to Section 1.1 of the Agreement:

“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including, without limitation, any risk-based capital guidelines or any interpretation, administration, request, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“LIBOR Rate” means, with respect to any Indebtedness outstanding under this Note bearing interest on the basis of the Eurocurrency-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period for such Indebtedness, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “LIBOR Rate” shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective Advance which is to bear interest on the basis of such Eurocurrency-based Rate and for a period equal to the relevant Interest Period; provided, however, and notwithstanding anything to the contrary set forth in this Agreement, if at any time the LIBOR Rate determined as provided above would be less than zero percent (0%), then the LIBOR Rate shall be deemed to be zero percent (0%) per annum for all purposes of this Agreement and the other Loan Documents (the “LIBOR 0% Floor”), except for any portion of any outstanding Advance(s) hereunder or any principal obligations outstanding under this Agreement or the other Loan Documents which, at any such time, is/are subject to any Specified Hedging Agreement, in which case, the LIBOR Rate for such portion of such Advance(s) and Indebtedness shall be determined without giving effect to the LIBOR 0% Floor. Each calculation by Bank of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“Specified Hedging Agreement” means any agreement or other documentation between Borrower and Bank providing for an interest rate swap that does not provide for a minimum rate of zero percent (0%) with respect to determinations of the LIBOR Rate for the purposes of such interest rate swap (e.g., determines the floating amount by using the “negative interest rate method” rather than the “zero interest rate method” in the case of any such interest rate swap made under any master agreement or other documentation published by the International Swaps and Derivatives Association, Inc.).

4.            Section 10.4 of the Agreement is deleted in its entirety and replaced with the following:

10.4

Laws Affecting Eurocurrency-based Advance Availability. If any Change in Law shall make it unlawful or impossible for Bank (or its Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, Bank shall so notify Borrower and the right of Borrower to convert an Advance or refund an Advance as a Eurocurrency-based Advance, shall be suspended and thereafter Borrower may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, Borrower shall immediately prepay such Advance, together with interest to the date of payment, and any amounts payable under Section 10.1 with respect to such prepayment and the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto.

5.             Section 10.5 of the Agreement is modified to delete in its entirety the language “In the event that any applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to Bank or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:” and replace it with the following:

“If any Change in Law:”

6.            Section 10.6 of the Agreement is deleted in its entirety and replaced with the following:

10.6

Other Increased Costs. In the event that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by Bank (or any corporation controlling Bank) and Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of Bank's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by Bank to be material, then the Borrower shall pay to Bank, from time to time, upon request by such Bank, additional amounts sufficient to compensate such Bank (or such controlling corporation) for any increase in the amount of capital and/or liquidity and reduced rate of return which Bank reasonably determines to be allocable to the existence of Bank's obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank, shall be submitted by Bank to the Borrower, reasonably promptly after becoming aware of any event described in this Section 10.6 and shall be conclusive, absent manifest error in computation.

7.            Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

8.            Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company in Sections 4.1 through 4.17 of the Agreement, as updated by the quarterly financial statements of the Company and the Parent, are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

9.             This Amendment shall be effective as of the date set forth above.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver this amendment as of the day and year first written above.

BANK:	COMPANY:

COMERICA BANK	NEWBEVCO, INC.

By: /s/ Gerald R. Finney, Jr.	By: /s/ George R. Bracken
Gerald R. Finney, Jr.	George R. Bracken

Its: Vice President	Its: Vice President